Exhibit 10.1

                        RECKSON ASSOCIATES REALTY CORP.
                          FORM OF FIRST AMENDMENT TO
                             AMENDED AND RESTATED
                      LONG-TERM INCENTIVE AWARD AGREEMENT


                                   RECITALS
                                   --------

      A.    [              ] (the "Grantee") is an executive officer of
Reckson Associates Realty Corp. (the "Company") or one of its Affiliates.

      B. Effective as of March 13, 2003, the Company's Board of Directors adopted a long-term incentive plan ("LTIP") designed to provide the Company's executive officers and certain other key senior employees with their incentive compensation through March 2007.

      C. The Grantee was selected by the Compensation Committee of the Board of Directors of the Company to receive an award under the LTIP and effective as of March 13, 2003, received a grant of _____ shares, of common stock ($0.01 par value per share) of the Company (the "Common Stock") as a core annual long-term incentive award (the "Core Award") and a grant of ____ shares of Common Stock as a special long-term incentive award.

      D. Of the Core Award, as of the date of this Amendment, __________ shares of Common Stock have vested (the "Vested Core Shares") and _________ shares of Common Stock remain unvested (the "Unvested Core Shares" and together with the Vested Core Shares, the "Core Shares").

      E. The Company's Board of Directors has caused the Company's subsidiary Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Partnership") to adopt a long-term incentive plan (the "OP LTIP") pursuant to which the Grantee is eligible to rescind his or her Unvested Core Shares in exchange for a new grant under the OP LTIP.

      F. The Grantee and the Company wish to amend the Amended and Restated Long-Term Incentive Award Agreement dated as of May 28, 2003 (the "Award Agreement"), as set forth herein.

      NOW, THEREFORE, the Grantee and the Company hereby amend the Award Agreement as follows:

                  A. Vesting of the Core Shares. The Vested Core Shares shall remain cumulatively vested and transferable.

                  B. Unvested Core Shares. The Unvested Core Shares as of the date of this Amendment are hereby forfeited, canceled, terminated and null, void and of no further effect. The Grantee acknowledges and agrees that the Grantee shall have no further rights or benefits with respect to such Unvested Core Shares.



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                  C.    Payment of Dividends. Any and all rights to the
            dividends that have accrued and are unpaid as of the date hereof with respect to the Core Shares shall continue to be subject to be held as provided in Section 6 of the Award Agreement; provided, however that on the Annual Vesting Date when any Unvested Core Shares would have become Vested Core Shares pursuant to Section 3(b) of the Award Agreement, the Grantee shall receive a one-time cash payment which shall represent the full amount of all such accrued dividends under the Award Agreement. After the date hereof, no further dividends will accrue with respect to the Unvested Core Shares.

                  D. All Other Terms. The Award Agreement shall remain in full force and effect except as expressly modified or amended by this Amendment. Any conflict between the Award Agreement and this Amendment shall be governed and construed in accordance with the provisions of this Amendment.












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      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the __ day of _____, 2004.


                                      RECKSON ASSOCIATES REALTY CORP.


                                      By:
                                          ------------------------------------
                                          Name:
                                          Title:



                                      ----------------------------------------
                                                         The Grantee